UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 14, 2006

Network Appliance Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-27130	77-0307520
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

495 East Java Drive, Sunnyvale, California		94089
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(408) 822-6000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On December 14, 2006, Network Appliance Inc. ("the Company") entered into a $65.0 million financing, construction and leasing arrangement with BNP Paribas LLC ("BNP") for approximately 189,500 square feet of office space and parking structure to be located on land currently owned by the Company in Sunnyvale, California.

Under the terms of the transaction documents, the Company has agreed to lease its land to BNP for a period of 50 years, as the construction manager for BNP, to complete construction of the office buildings and parking structure by approximately January 2009, and to lease the completed buildings and parking structure from BNP for a term expiring in December 2013. The lease can be renewed for up to two consecutive periods of five years each upon approval by BNP and satisfaction of the other conditions to extension set forth in the transaction documents. This lease arrangement requires the Company ("the Lessee") to pay minimum lease payments after completion of construction which vary based on London Interbank Offered Rate ("LIBOR") plus a spread. In addition, the Company must pay certain fees (including, commitment and administrative agency fees), and, following completion of construction, all of the taxes, insurance, ground lease rent, maintenance, and repair costs with respect to the project.

Upon the expiration of the term (or upon any earlier termination) of the lease term, the Company must elect one of the following options: (i) the Company may purchase the building and parking structure for $65.0 million, generally, the Break-Even Price, (ii) if certain conditions are met, the Company may arrange for the sale of the building and parking structure to a third party provided that the Company pays any deficiency between the sales proceeds and the Break Even Amount, up to a maximum $55.25 million, or (iii) the Company makes a supplemental payment to BNP equal to $55.25 million, in which event, the Company will have the opportunity to recoup some or all of such payment by arranging for the sale of the building during the ensuing 2 year period.

In connection with the transaction, the Company has agreed to maintain specified financial covenants which include a maximum ratio of Total Debt to Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") and a Minimum Unencumbered Cash and Short Term Investments (the sum of the unrestricted cash and unencumbered short term cash investments and unencumbered marketable securities.)

The foregoing description of the agreements does not purport to be complete and is qualified in its entirety by the terms and conditions of the Lease Agreements, which will be filed as an exhibit to the Registrant’s Quarterly Report on Form 10-Q for period ending January 26, 2007.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure provided in Item 1.01 "Entry into a Material Definitive Agreement" is incorporated by reference into this Item 2.03 as if fully set forth herein.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Network Appliance Inc.

December 20, 2006	By:	Andrew Kryder

Name: Andrew Kryder
Title: Secretary, General Counsel, and Senior Vice President Legal and Tax